Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
Northern California Bancorp Inc.
Monterey, California

We hereby consent to the use in the 10-KSB for the Northern California Bancorp Inc. of our report dated February 14, 2007 relating to the financial statements of the Northern California Bancorp Inc. as of December 31, 2006 and 2005 and for the three years then ended.

/s/ Hutchinson and Bloodgood, LLP
Watsonville, California
March 22, 2007